EXHIBIT 4.2

AppTech Code Business of Conduct:

Introduction:

Apptech Corp is committed to conducting business in accordance with the highest standards of business ethics and complying with applicable laws, rules and regulations. The Directors, Officers and members of senior management must not only comply with applicable laws, rules and regulations but should also strive to promote honesty in conducting business. In furtherance of this commitment, AppTech has adopted the AppTech Code of Business Conduct for Directors, Officers and members of senior management.

This code of conduct shall apply to all Directors, Officers and members of senior management at AppTech Corp. Directors, Officers and members of senior management shall observe the highest standards of ethical conduct and integrity and shall work to the best of their ability and judgment, Directors, Officers and members of senior management shall affirm compliance with this code of conduct on an annual basis.

Every Director, Officer and Senior Manager must:

-	Represent the interests of the shareholders of AppTech Corp.;
-	Exhibit high standards of integrity, commitment and independence of thought and judgment;
-	Act in good faith, with due care, competence and diligence without misrepresenting material facts;
-	Dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties; and
-	Comply with every provision of this code.

Conflicts of Interests:

The Directors, Officers and members of senior management must avoid ‘conflicts of interest’ with AppTech Corp. A conflict of interest occurs when an individual’s private interest interferes in any way with the interests of AppTech Corp. or any of its subsidiaries and affiliated companies. A conflict of interest may also arise when a Director, Officer or member of senior management, or member of his or her immediate family, receives improper personal benefits as a result of his or her position in AppTech. Directors should also be mindful of, and seek to avoid, conduct which could reasonably be construed as creating an appearance of a conflict of interest.

In instances where a Director, Officer and member of senior management’s actual or potential conflict of interest with AppTech may exist, the Director, Officer or member of senior management should promptly disclose all facts and circumstances thereof to the Chairman of the Corporate Governance and Nominating Committee, if in existence, and the Chairman of the Board, who will review the question and determine an appropriate course of action, including whether consideration or action by the full board is necessary. Directors, Officers, and members of senior management involved in any conflict or potential conflict situations shall reprise themselves from any decision relating thereto.

Full, Fair, Accurate, Timely, and Understandable Disclosures:

In performing his or her duties, Directors, Officers, and members of senior management will endeavor to promote, and will take appropriate action within his or her areas of responsibility to cause the Company to provide full, fair, accurate, timely and understandable disclosures in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications.

In performing his or her duties, each of the Directors, Officers, and members of senior management will, within his or her areas of responsibility, engage in, and seek to promote full, fair and accurate disclosure of financial and other information to, and open and honest discussion with, the Company’s outside auditors.

Use of Corporate Information, Opportunities and Assets:

Directors, Officers and members of senior management may not compete with AppTech or use opportunities that are discovered through the use of AppTech property, AppTech information or position, for their personal benefit or the benefit of person or entities outside AppTech, without written resolution passed by the board of directors. No Director, Officer or member of senior management may improperly use or waste any AppTech asset.

Confidentiality:

Pursuant to their fiduciary duties of loyalty and care, Directors, Officers and members of senior management are required to protect and hold confidential all non-public information obtained due to their directorship position absent the express or implied permission of the Board of Directors to disclose such information. Accordingly, no Director, Officer or member of senior management shall use Confidential Information for his or her own personal benefit of to benefit persons or entities outside Apptech. Further, no Director, Officer or member of senior management shall disclose Confidential Information outside Apptech, either during or after his or her service as a Director, Officer or member of senior management, except with authorization of the Board of Directors or as may be otherwise required by law.

“Confidential Information” is all non-public information entrusted to or obtained by a Director, Officer or member of senior management by reason of his or her position at AppTech. It includes, but is not limited to, non-public information that might be of use to competitors or harmful to AppTech if disclosed.

Compliance with Laws, Rules and Regulations:

AppTech requires strict compliance by all Directors, Officers and members of senior management with applicable laws, rules, and regulations. These include federal and other securities laws, including insider trading laws, and AppTech’s insider trading compliance policies.

Fair Dealing:

Directors, Officers and members of senior management must deal fairly with AppTech’s employees, customers, suppliers and competitors. No Director, Officer or member of senior management may take unfair advantage of AppTech’s employees, customers, suppliers, or competitors through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Accountability:

The Code referred to herein is mandatory and applies to all Directors, Officers and members of senior management, who are accountable for compliance with the Code. Directors, Officers and members of senior management should communicate any suspected violations of this Code promptly to the Chairman of the Governance Committee and the Chairman of the Board. Suspected violations will be investigated by or at the direction of the Board or the Governance Committee, and appropriate action will be taken in the event that a violation is confirmed.

Insider Trading:

Considering that the Company is a publicly-traded corporation, Directors, Officers and members of senior management shall comply with any and all federal and state securities laws, including but not limited to those that relate to non-disclosure of information, insider trading and individual reporting requirements and shall specifically abstain from discussing the non-public aspects of the Company’s business affairs with an individual or group of individuals who does not have a business need to know such information for the benefit of the Company. Directors, Officers and members of senior management hereby agree to immediately notify the Company’s Chairman of the Corporate Governance and Nominating Committee, if in existence, in accordance with the Company’s policy to the Directors, Officers and members of senior management acquisition or disposition of the Company’s securities.

AppTech Code of Business Conduct Acknowledgement

All AppTech Directors, Officers and members of Senior Management are required to read and follow the AppTech Code Business of Conduct. Further, all Directors, Officers and senior management shall annually affirm through this acknowledgement that he or she has complied with the requirements of this Code. The AppTech Code of Business Conduct shall be provided to all Directors, Officer and members of senior management on an annual basis and upon request.

ACKNOWLEDGEMENT

I hereby acknowledge that I have read and understand the AppTech Code Business of Conduct and will be responsible for obtaining all future amendments and modifications thereto.

I further acknowledge that I have read and understand all of my obligations, duties, and responsibilities under each principle and provision of the AppTech Code of Business Conduct and will read and understand all of my obligations, duties and responsibilities under all future amendments and modifications thereto.

I understand that violations of the AppTech Code Business of Conduct may result in disciplinary action including suspension, discharge and/or criminal liability.

I certify that this is a true and correct statement by my signature below:

Director, Officer or Senior Management’s Signature	Date

Director, Officer or Senior Management’s Name (please print)

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